Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ON SUPPLEMENTAL FINANCIAL INFORMATION

To the Board of Directors and Stockholders of

SuRo Capital Corp.

We have audited the consolidated statements of assets and liabilities of SuRo Capital Corp. and subsidiaries (the “Company”), including the consolidated schedule of investments as of December 31, 2024, and the related consolidated statements of operations, changes in net assets and of cash flows for each of the two years in the period ended December 31, 2024 and the financial highlights (presented in Note 8) for each of the four years in the period ended December 31, 2024 and the related notes, and have issued our report thereon dated March 12, 2025, which contained an unqualified opinion on those consolidated financial statements. The supplemental financial information set forth under the heading “Senior Securities” as of December 31, 2024, 2023, 2022, and 2021 included in Part II, Item 5 of the Company’s Annual Report on Form 10-K has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial consolidated statements. The supplemental financial information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental financial information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental financial information. In our opinion, such financial information is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

Boston, MA

March 12, 2025